EXHIBIT 4.2

                                FIRST AMENDMENT
                                      TO
                       TRANSFER AND SERVICING AGREEMENT

     This FIRST AMENDMENT TO TRANSFER AND SERVICING AGREEMENT, dated as of November 7, 2002 (this "Amendment"), is to the Transfer and Servicing Agreement, dated as of August 1, 2001 (the "Agreement"), among WFN Credit Company, LLC, a Delaware limited liability company, as Transferor, World Financial Network National Bank, a national banking association, as Servicer, and World Financial Network Credit Card Master Note Trust, a statutory trust organized under the laws of the State of Delaware, as Issuer (the "Agreement"). Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed to such terms in the Agreement.

     WHEREAS, Transferor, Servicer and Issuer desire to amend the Agreement in certain respects set forth below;

     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.   Amendments to Agreement. The parties hereto agree that:

     (a) the representations, warranties and covenants set forth in Schedule 1 attached to this Amendment shall be a part of the Agreement for all purposes; and

     (b) the inclusion of certain accounts as Automatic Additional Accounts pursuant to Section 2.6 of the Agreement shall be subject to such further limitations as may be agreed upon by the Transferor and any Rating Agency from time to time, which agreement shall be in writing and signed by the Transferor or the Servicer, on behalf of the Transferor.

2. Conditions. In accordance with Section 9.1 of the Agreement, the foregoing amendment shall become effective as of the date first written above upon (i) the execution of this Amendment by the Transferor, the Servicer and the Issuer and (ii) the satisfaction of the conditions set forth in Section 9.1 of the Agreement.

3. Miscellaneous. As herein amended, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. This
Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Amendment.

4. Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.



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IN WITNESS WHEREOF, Transferor, Servicer and Issuer have caused this Amendment to be duly executed by their respective officers as of the date first written above.


                    WFN CREDIT COMPANY, LLC, as Transferor


                    By:     /s/ Robert Armiak
                            ------------------------------------
                    Name:   Robert Armiak
                    Title:  Senior Vice President and Treasurer


                    WORLD FINANCIAL NETWORK CREDIT CARD
                    MASTER NOTE TRUST, as Issuer

                    By: Chase Manhattan Bank USA, National Association, not in its individual capacity but solely as Owner Trustee on behalf of Issuer


                    By:     /s/ John J. Cashin
                           -------------------------------------
                    Name:   John J. Cashin
                    Title:  Vice President


                    WORLD FINANCIAL NETWORK NATIONAL
                    BANK, as Servicer


                    By:     /s/ Robert Armiak
                            ------------------------------------
                    Name:   Robert Armiak
                    Title:  Senior Vice President and Treasurer



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                                  Schedule 1

                    PERFECTION REPRESENTATIONS, WARRANTIES
                                 AND COVENANTS

          (a) In addition to the representations, warranties and covenants contained in the Agreement, the Transferor hereby represents, warrants and covenants to the Issuer as follows as of each Closing Date prior to the Certificate Trust Termination Date:

               (1) The transfer and assignment of the Collateral Certificate contemplated by the Agreement constitutes either (i) a sale of the Collateral Certificate or (ii) a grant of a security interest (as defined in the applicable Uniform Commercial Code) in the Collateral Certificate in favor of the Issuer, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from Transferor.

               (2) The Collateral Certificate constitutes an "instrument," a "general intangible" or a "certificated security" within the meaning of the applicable Uniform Commercial Code.

               (3) Immediately prior to the transfer and assignment contemplated by the Agreement, the Transferor had good and marketable title to the Collateral Certificate free and clear of any Lien; provided that nothing in this paragraph (a)(3) shall prevent or be deemed to prohibit Transferor from suffering to exist upon the Collateral Certificate any Liens for any taxes if such taxes shall not at the time be due and payable or if WFN, Transferor or Issuer, as applicable, shall currently be contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves with respect thereto.

               (4) There are no consents or approvals required by the terms of the Collateral Certificate for the transfer and assignment of the Collateral Certificate to the Issuer pursuant to the Agreement.

               (5) Transferor has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted to the Issuer under the Agreement in the Collateral Certificate.

               (6) Other than the transfer and assignment of the Collateral Certificate to the Issuer pursuant to the Agreement, Transferor has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed the Collateral Certificate. Transferor has not authorized the filing of and is not aware of any financing statements against Transferor that include a description of collateral covering the Collateral Certificate, except for the financing statement filed pursuant to the Agreement. Transferor is not aware of any judgment or tax lien filings against Transferor.


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               (7) The Collateral Certificate does not have any marks or
          notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than the Indenture Trustee.

               (8) Notwithstanding any other provision of the Indenture, the representations and warranties set forth in this Schedule 1 shall be continuing, and remain in full force and effect, until such time as the Collateral Certificate is retired.

          (b) Issuer covenants that it shall not, without satisfying the Rating Agency Condition, waive a breach of any representation or warranty set forth in this Schedule 1.

          (c) Servicer covenants that in order to evidence the interests of Issuer under the Agreement, Servicer shall take such action, or execute and deliver such instruments as may be necessary or advisable (including, without limitation, such actions as are requested by Indenture Trustee) to maintain and perfect the Issuer's security interest in the Collateral Certificate.




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